Exhibit 10.12
Tomkins Capital Group Letterhead
September 1, 2006
Mr. Joel A. Balbien
Chief Executive Officer
Kreido Laboratories, [Inc.]
1140 Avenida Acaso
Camarillo, CA 93012
Dear Mr. Balbien:
We are pleased to submit this binding Term Sheet whereby Tompkins Capital Group, or its affiliates (“TCG”), will assist Kreido Laboratories, [Inc.] (“Kreido”), and a US publicly traded company (“Pubco”), in connection with a reverse triangular merger and a PPO (as defined herein) and related transactions (“Transactions”). We agree that this Term Sheet supersedes and replaces any and all prior oral and/or written agreements.

Item	Description
1. Structure	Pubco, a publicly traded company currently listed on the NASD OTC Bulletin Board and not registered under the Securities Exchange Act of 1934, as amended, will enter into a reverse triangular merger with Kreido and a newly formed acquisition subsidiary of Pubco, which merger shall qualify as a tax-free reorganization under the Internal Revenue Code, and pursuant to which Pubco will acquire all the outstanding shares of Kreido (the “Merger”) in exchange for shares of Pubco common stock (“Common Stock”) with an anticipated closing date on or before October 31, 2006 (the “Closing Date”). Following the Closing Date, Pubco will change its name to such other alternate name as shall be determined by Kreido.

Upon the Closing Date, and as a precondition for Kreido participation in the Merger, Pubco shall have closed on private placement financing of units (“Units”) of Pubco securities as discussed in Section 4 below, and the Board of Directors of Pubco shall have adopted, subject to shareholder approval following the Closing Date, a Three Million Seven Hundred and Fifty Thousand (3,750,000) Share Employee Incentive Stock Option Plan (“ESOP”).

The above-described transactions will hereinafter be referred to as the “Transaction” or “Transactions.” All references in this Term Sheet to “$s” or “dollars” are to United States dollars, unless the context specifically provides otherwise.

Item	Description
2. Merger	The definitive merger agreement among Pubco, Kreido and the acquisition subsidiary (the “Merger Agreement”) will contain customary representations and warranties for a transaction of this type. In particular, Pubco will represent, warrant and covenant to Kreido that on the date of the Merger Agreement and on the Closing Date, that Pubco (and the acquisition subsidiary as applicable):
(a)	is a US corporation in good standing whose shares are presently eligible for quotation on the NASD OTC Bulletin Board and not subject to any notice of suspension or delisting;

(b)	has complied with all applicable federal and state securities laws and regulations, including being current in all of its reporting obligations under federal securities laws and regulations;

(c)
no order suspending the effectiveness of Pubco’ Registration Statement on Form SB-2 has been issued by the Securities and Exchange Commission (the “SEC”) and, to Pubco’ knowledge, no proceedings for that purpose have been initiated or threatened by the SEC;

(d)
is not, and has not, and the past and present officers, directors and affiliates of Pubco are not and have not, been the subject of, nor does any officer or director of Pubco have any reason to believe that Pubco or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(e)
is not, and has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate;

(f)
has not, and the past and present officers, directors and affiliates of Pubco have not, been the subject of, nor does any officer or director of Pubco have any reason to believe that Pubco or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency;

Item	Description
(g)
will discontinue all of its business operations without any material adverse effect upon Pubco, and Pubco has no material liabilities, contingent or otherwise in any way related to any such business operations; and

(h)
does not, on the Closing Date, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, except as otherwise discussed herein, and is not a party to any executory agreements.

The Merger Agreement will contain customary indemnification provisions to secure breaches of representations and warranties reasonably satisfactory to the parties. Such provisions shall provide, among other things, that the stockholders of Kreido as of the date of the execution of this Term Sheet (the “Effective Date”) shall initially receive in the Merger ninety five percent (95%) of the shares to which such stockholder is entitled, with the remaining five percent (5%) of such shares being held in escrow for two (2) years to satisfy post Closing claims for indemnification by Pubco. The Merger Agreement will also contain a provision providing for a post-Closing share adjustment as a means for which claims for indemnity may be made by Kreido. Pursuant to the provision up to 2,000,000 shares (the “R&W Shares”) of Common Stock may be issued to stock holders of Kreido, pro rata, during the two (2) year period following the Closing Date for breaches of representations and warranties. The value of the R&W Shares issued pursuant to the adjustment mechanism will be fixed at the per Unit price of Units sold in the PPO as defined below (which price is currently contemplated to be $1.30 per Unit).

3. Consideration	In consideration for the Merger, the stockholders of Kreido shall receive Twenty Seven Million (27,000,000) shares of Common Stock of Pubco in exchange for all the shares of common stock of Kreido. The shares of Common Stock of Pubco received by the stockholders of Kreido shall represent approximately fifty four and five tenths percent (54.5%) of the shares of Common Stock of Pubco, if the Minimum PPO, as such term is defined below, is sold, and approximately fifty two and eight tenths percent (52.8%>) of the shares of Common Stock of Pubco, if the Maximum PPO, as such term is defined below, is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants, as defined below.

Item	Description
In consideration for the Merger, the stockholders of Pubco will retain Eight Million (8,750,000) shares of Common Stock of Pubco representing approximately seventeen and six tenths percent (17.6%) of the shares of Common Stock of Pubco, if the Minimum PPO is sold, and approximately seventeen and one tenth percent (17.1%>) of the shares of Common Stock of Pubco, if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants.

The investors in the PPO will own:
(a)
Thirteen Million Eight Hundred and Forty Six Thousand One Hundred and Fifty Three (13,846,153) shares of Common Stock of Pubco representing approximately twenty seven and nine tenths percent (27.9%o) of the shares of Common Stock of Pubco, if the Minimum PPO is sold; and

(b)
Fifteen Million Three Hundred and Eighty Four Thousand Six Hundred and Fifteen (15,384,615) shares of Common Stock of Pubco, representing approximately thirty and one tenth percent (30.1%) of the shares of Common Stock of Pubco if the Maximum PPO is sold, in each case on a fully diluted basis after giving effect to the Merger and the shares of Common Stock issued in the PPO, but not the shares granted under the ESOP, or the R&W Shares or the Investor Warrants.

Subject to the cancellation of the 2,000,000 R&W Shares held in escrow as provided in the last paragraph of Section 2 above, the total shares of Common Stock of Pubco outstanding after giving effect to the Transactions on a fully diluted basis will be approximately 60,269,229 shares, if the Minimum PPO is sold, and approximately 62,576,923 shares, if the Maximum PPO is sold, in each case including the shares reserved for issuance under the ESOP and the shares reserved for issuance under the Investor Warrants.

4. Private Placement Offering	Pubco will conduct a private placement offering pursuant to Regulation D of the Securities Act and any and all applicable state securities laws (the “PPO”) of a minimum (the “Minimum PPO”) of Thirteen Million Eight Hundred and Forty Six Thousand One Hundred and Fifty Three (13,846,153) Units of its securities, and a maximum (the “Maximum PPO”) of Fifteen Million Three Hundred and Eighty Four Thousand Six Hundred and Fifteen (15,384,615) Units of its securities, at an offering price of $1.30 per Unit. Each unit shall consist of one (1) share of Common Stock and one half of one common stock purchase warrant (“Investor Warrants”). Each Investor Warrant will entitle the holder thereof to purchase one share of Pubco Common Stock, at an exercise price of $1.80 per share, and will be exercisable for a period of five (5) years from the Closing Date.

Item	Description
The parties acknowledge that TCG will assist Kreido on a “best efforts” basis in finding qualified subscribers for the PPO. The parties agree that TCG has no commitment to sell the Units, and shall have no liability hereunder if all or any of the Units are not sold.

5. Financial Statements of Kreido	On or prior to the Closing Date, Kreido shall provide any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission (“SEC”) regulations for inclusion of such statements in Pubco’s SEC and other regulatory filings.

6. Signing Date	It is contemplated that the definitive agreement (the “Merger Agreement”) will be signed on or before the last day of the Exclusivity Period (hereinafter defined). The Merger Agreement shall contain such terms and provisions as shall be mutually agreed upon between Kreido and Pubco consistent with the provisions in this Term Sheet.

7. Board of Directors	Immediately following the Closing Date, the Board of Directors shall consist of five (5) members. On the Closing Date, all of the current officers and directors of Pubco shall resign and, simultaneously therewith, appoint a new Board of Directors and such executive officers as shall be determined solely by Kreido. On the Closing Date, Pubco shall have the right to appoint one (1) member of the five (5) new members of the Board of Directors, provided such appointee is reasonably acceptable to the Kreido appointed directors.

8. Registration	Promptly, but no later than one hundred twenty (120) calendar days from the Closing Date of the Merger, Pubco shall file a registration statement (on Form SB-2, or similar form) with the SEC covering the shares of Pubco Common Stock issued in connection with the PPO (including the shares of Common Stock underlying the Investor Warrants) (the “Registration Statement”). Pubco shall use its best efforts to ensure that such Registration Statement is declared effective within one hundred twenty (120) calendar days of filing with the SEC. There shall be monetary penalties if Pubco is late in filing the Registration Statement or if the Registration Statement is not declared effective within one hundred twenty (120) days of filing with the SEC. Such penalties shall be equal to one and one-quarter percent (1.25%) of the gross proceeds of the PPO for each full month that (i) Pubco is late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective; provided, however, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross proceeds of the PPO. Pubco shall keep the Registration Statement “Evergreen” for two (2) years from the date it is declared effective by the SEC or until Rule 144(k) of the Securities Act of 1933, as amended, is available to the PPO investors with respect to all of their shares, whichever is earlier. Pubco shall retain, and pay at its sole expense, Gottbetter & Partners, LLP (“G&P”) to file the Registration Statement.

Item	Description
9. Restriction on Sale	All securities issued pursuant to the Merger will be “restricted” stock and be subject to all applicable resale restrictions specified by federal and state securities laws.

10. Conditions to Closing	The Merger shall include certain closing conditions including the following: (i) consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement; (ii) obtaining all necessary board, shareholder and third party consents; (iii) satisfactory completion by Pubco and Kreido of all necessary technical and legal due diligence, and (iv) the completion of the offer and sale of the PPO. In connection with the Transactions Pubco will change its name to such name as is acceptable to Kreido. Notwithstanding the foregoing, the parties shall continue to be bound by the provisions of Section 17 in the event of any termination of this Term Sheet.

11. Pre-Closing Covenants	Pubco and Kreido shall each cooperate with each other and use their reasonable best efforts to execute and deliver the Merger Agreement and all other documents necessary or desirable to effect the Transactions as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder. Kreido will retain McGuire Woods, LLP as its corporate and securities counsel for the purpose of effectuating the Transactions. The terms and conditions of the retention of McGuire Woods, LLP will be subject to a written agreement to be acceptable to Kreido prior to the retainer being effective.

12. Employment Agreement	Mr. Joel A. Balbien shall have an employment agreement mutually satisfactory to Kreido and Pubco and to Mr. Balbien.

13. Closing Costs:	All fees and expenses relating to the Transactions, including but not limited to legal and accounting fees, will be payable at Closing from the proceeds of the PPO. The Parties understand that G&P shall be engaged by Pubco to serve as its securities counsel (“G&P Retainer”) prior to the Closing Date and that fees and expenses of G&P incurred by Pubco will similarly be payable at Closing from the proceeds of the PPO. G&P shall handle all securities matters requested by Pubco (as defined below), including, but not limited to, any registration statements to be filed with the SEC under the Securities Act of 1933 and any compliance filing to be filed with the SEC under the Securities Exchange Act of 1934 (e.g., 10-K, 10-Q, 8-K, 14C, S-8, S-4, etc.) to the extent necessary to facilitate the Closing. The terms and conditions of the G&P Retainer will be subject to a written agreement to be acceptable to Pubco and Kreido prior to the retainer being effective.

Item	Description
14. Exclusivity	From and after the Effective Date and during a period of one hundred twenty (120) days thereafter (the “Exclusivity Period”), Kreido hereby covenants and agrees that it will not enter into any agreement or consummate any transaction with any third party, in whatever form, other than in the ordinary course of business (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the PPO and the Merger Agreement consistent with the terms set forth in this Term Sheet. During the Exclusivity Period, Pubco will incur additional legal and other costs and expenses in connection with the negotiation of the Transaction and certain due diligence activities relating thereto. TCG shall have the right, upon notice to the other parties hereto, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to TCG, in TCG’s sole discretion.

15. Governing Law	This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

16. Use of Proceeds	Pubco shall receive the gross proceeds from the PPO, less the legal and accounting fees of Pubco, as set forth herein. The gross proceeds will be utilized for (i) a mutually agreeable $500,000 investor relations program, (ii) general working capital purposes and (iii) development of three (3) bio-diesel production facilities using Kreido technology.

17. Termination and Effects of Termination	The obligations of the parties to each other under this Term Sheet shall terminate upon the first to occur of (x) the expiration of the Exclusivity Period, (y) termination by TCG pursuant to Section 14 of this Term Sheet or (z) the execution and delivery of a Merger Agreement among Kreido, Pubco and the acquisition subsidiary, provided that the provisions and obligations of the parties created by Sections 17 and 18 shall survive the termination of this Term Sheet in any event.

18. Confidentiality	Each of the parties to this Term Sheet agrees to maintain the confidentiality of the terms of this Term Sheet and the Transaction, and not to use any information it may learn about the other party for any purpose other than to consummate the Transaction. Further, no disclosure of any information concerning this Term Sheet, the Transaction or any confidential information of the delivering party bearing a label “confidential” or any similar marking shall be disclosed to any other person unless and until such person shall have first executed and delivered a written confidentiality agreement by which such person agrees to hold in confidence all such confidential information (unless by operation of law or pre-existing agreement, such person is already bound by such confidentiality obligations).

Item	Description
Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, four (4) days after mailing, if mailed, or one (1) business day after timely delivery to the overnight courier service, if delivered by overnight courier service: (i) if to TCG, to 488 Madison Ave., 12th FL, New York, NY 10022, Attention: Mr. Mark Tompkins, with a copy to Gottbetter & Partners, LLP, 488 Madison Ave., 12th FL, New York, NY 10022, Attention: Adam S. Gottbetter, Esq., and (ii) if to Kreido, to Mr. Joel A. Balbien, 1140 Avenida Acaso, Camarillo, CA 93012, with a copy to McGuire Woods LLP, 1345 Avenue of the Americas, New York, New York 10105, Attention: Louis W. Zehil, Esq., and with a copy to DLA Piper US LLP, 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601, Attention: John H. Heuberger, Esq.
SIGNATURE PAGE TO IMMEDIATELY FOLLOW

This Term Sheet sets forth the principal terms of the Transaction and constitutes a binding contract on the part of the parties hereto. All of these binding obligations of the parties with respect to the Transaction shall be further memorialized by the execution and delivery of the definitive Merger Agreement and the related PPO documentation.
We look forward to working with you to complete the Transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this Term Sheet by executing a copy of this Term Sheet in the space set forth below.
AGREED TO AND ACCEPTED:
This 1st day of September, 2006.

KREIDO LABORATORIES, INC.
By:	/s/ Joel A. Balbien
	Name:	Mr. Joel A. Balbien
	Title:	CEO

TOMPKINS CAPITAL GROUP
By:	/s/ Mark Tompkins
	Name:	Mr. Mark Tompkins
	Title:	Principal